Exhibit 10.10

TAX RECEIVABLE AGREEMENT

by and among

DEFINITIVE HEALTHCARE CORP.

AIDH TOPCO, LLC

the several TRA HOLDERS (as defined herein)

and

OTHER TRA HOLDERS

FROM TIME TO TIME PARTY HERETO

Dated as of September 14, 2021

CONTENTS

Exhibits

Exhibit A – Form of Joinder Agreement

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of September 14, 2021, is hereby entered into by and among Definitive Healthcare Corp., a Delaware corporation (including any successor corporation, “PubCo”), AIDH TopCo, LLC, a Delaware limited liability company (the “LLC”), and each of the undersigned parties, and each of the other persons from time to time that become a party hereto (each, excluding PubCo and the LLC, a “TRA Holder” and together the “TRA Holders”).

RECITALS

WHEREAS, the TRA Holders directly or indirectly hold limited liability company interests in the LLC (the “Units”), which is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, after the IPO (as defined below), PubCo will be the sole managing member of the LLC, and will hold Units;

WHEREAS, each of the Blockers (as defined below) is classified as an association taxable as a corporation for U.S. federal income tax purposes;

WHEREAS, pursuant to the Reorganization Agreement dated on or about the IPO Date (as defined below), among PubCo and the parties named therein, in connection with the IPO, among other things, (i) a separately wholly-owned, direct Subsidiary (as defined below) of PubCo will merge with and into each of the Blockers, in each case, with the respective Blocker surviving the merger and (ii) immediately thereafter, each of the Blockers, in turn, will merge with and into PubCo, with PubCo surviving the merger (such transactions together, the “Reorganization Transactions”), and as a result of such transactions, PubCo will obtain or be entitled to utilize the Blocker Attributes (as defined below);

WHEREAS, PubCo will use the net proceeds from the IPO to (i) purchase Units from certain TRA Holders (the “Initial Sales”) and (ii) purchase newly-issued Units directly from the LLC, which proceeds will be used by the LLC to repay outstanding borrowings under the LLC’s Senior Credit Facilities (as defined in the S-1) and for general company purposes;

WHEREAS, the LLC and each of its direct and indirect Subsidiaries treated as a partnership for U.S. federal income tax purposes currently have and will have in effect an election under Section 754 of the Code (as defined below), for each Taxable Year (as defined below) that includes the IPO Date and for each Taxable Year in which a non-taxable or taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) of Units by PubCo (a “Direct Exchange”) or by the LLC (a “Redemption” and together with an Initial Sale and a Direct Exchange an “Exchange”) from any of the TRA Holders (an “Exchange TRA Holder”) for Class A common stock of PubCo (“Class A Common Stock”) occurs;

WHEREAS, as a result of an Exchange, the Corporation will be entitled to the Basis Adjustments (as defined below) relating to such Units exchanged in the Exchange;

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporation may be affected by the Tax Attributes (as defined below); and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as a result of the Tax Attributes and the making of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I.
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“22C Blocker” means 22C AIDH TopCo Blocker L.L.C., a Delaware limited liability company.

“22C Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or similar vehicles or accounts, in each case managed by an Affiliate of 22C Capital LLC, or any of their respective successors.

“22C TRA Holder” means any 22C Fund that is a TRA Holder.

“22C TRA Representative” means 22C Capital LLC, or such other Person designated by the 22C TRA Holders.

“Actual Interest Amount” is defined in Section 3.1(b)(vi) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) (A) the actual liability for U.S. federal income taxes of the Corporation as reported on its IRS Form 1120 (or any successor form) for such Taxable Year or, if applicable, determined in accordance with a Determination, plus (B) without duplication, the portion of any liability for U.S. federal income taxes imposed directly on the LLC (and the LLC’s applicable subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporation under Section 704 of the Code in each case using the same methods, elections, conventions and similar practices used on the relevant IRS Form 1120 (or any successor form) and (ii) the product of the amount of the U.S. federal taxable income or gain for such Taxable Year reported on the Corporation’s IRS Form 1120 (or any successor form) (or, if applicable, determined in accordance with a Determination) and the Assumed State and Local Tax Rate.

“Advent Blocker” means AIDH Holdings, Inc., a Delaware corporation.

“Advent Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or similar vehicles or accounts, in each case managed by an Affiliate of Advent International Corporation, or any of their respective successors.

“Advent TRA Holder” means any Advent Fund that is a TRA Holder.

“Advent TRA Representative” means Advent International Corporation or such other Person designated by the Advent TRA Holders.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble to this Agreement.

“Amended Schedule” is defined in Section 2.4(b) of this Agreement.

“Assumed State and Local Tax Rate” means the Tax rate equal to the sum of the products of (x) the Corporation’s income and franchise tax apportionment factor for each state and local jurisdiction in which the Corporation files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which the Corporation files income or franchise Tax Returns for each relevant Taxable Year. As an illustration of the calculation of the Assumed State and Local Tax Rate for a Taxable Year, if the Corporation solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45% respectively, then the Assumed State and Local Tax Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Attributable” means the portion of any Tax Attribute of the Corporation that is “Attributable” to the TRA Holders and shall be determined by reference to the Tax Attributes, under the following principles:

(i) any Basis Adjustments shall be determined separately with respect to each Exchange TRA Holder, using reasonable methods for tracking such Basis Adjustments, and are Attributable to each Exchange TRA Holder in an amount equal to the total Basis Adjustments relating to such Units Exchanged by such Exchange TRA Holder;

(ii) any Blocker Attributes shall be determined separately with respect to each Blocker, using reasonable methods for tracking such Blocker Attributes, and are Attributable to the Blocker TRA Holders of each Blocker whose Blocker Attributes carried over to the Corporation;

(iii) any Blocker Attributes that are Attributable to the Blocker TRA Holders of a Blocker as described above in clause (ii) shall be Attributable to each Blocker TRA

Holder in proportion to such Blocker TRA Holder’s interest in such Blocker prior to the Reorganization Transactions; and

(iv) any deduction to the Corporation with respect to a Taxable Year in respect of Imputed Interest is Attributable to the TRA Holder that is required to include the Imputed Interest in income (without regard to whether such TRA Holder is actually subject to Tax thereon).

“Attribute Schedule” is defined in Section 2.2 of this Agreement.

“Audit Committee” means the audit committee of the Board.

“Bankruptcy Code” is defined in Section 4.1(b) of this Agreement.

“Basis Adjustment” means the increase or decrease to the tax basis of, or the Corporation’s share of, the tax basis of the Reference Assets (i) under Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, the LLC remains in existence as an entity for tax purposes) and (ii) under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for tax purposes), in each case, as a result of any Exchange and any payment made under this Agreement in respect of such Exchange. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre- Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred. The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blocker Attributes” means (i) without duplication, the net operating losses, excess Section 163(j) limitation carryforwards and capital losses that the Corporation is entitled to utilize as a result of the Blockers’ participation in the Reorganization Transactions that relate to periods (or portions thereof) prior to the Reorganization Transactions and (ii) the tax basis of any Reference Asset resulting from any adjustment under Section 743(b) of the Code attributable to Units acquired by a Blocker prior to the IPO Date; provided, however, that in order to determine whether any such Tax attribute is a Blocker Attribute, the Taxable Year of the Corporation that includes the effective date of the Reorganization Transactions shall be deemed to end as of the close of such effective date. Notwithstanding the foregoing, the term “Blocker Attributes” shall not include any tax attribute of a Blocker that is used to offset income Taxes of such Blocker, if such offset Taxes are attributable to taxable periods (or portion thereof) ending on or prior to the date of the Reorganization Transactions.

“Blocker” means each of the 22C Blocker and the Advent Blocker (collectively, the “Blockers”).

“Blocker TRA Holders” means a Person who, prior to the Reorganization Transactions, holds equity interests of a Blocker, and as a result of the Reorganization Transactions, holds Class A Common Stock.

“Board” means the Board of Directors of PubCo.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“Change of Control” means the occurrence of any of the following events:

(1) any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of PubCo in substantially the same proportions as their ownership of stock of PubCo or (b) a group of Persons in which one or more Affiliates of Permitted Transferees, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities;

(2) the following individuals cease for any reason to constitute a majority of the number of directors of PubCo then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by PubCo’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (2);

(3) the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets (including a sale of all or substantially all of the assets of the LLC) (which assets, for the avoidance of doubt, include the equity interests of PubCo’s Subsidiaries); or

(4) there is consummated a merger or consolidation of PubCo with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, except with respect to clause (2) and clause (4)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of PubCo (if any) immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Class A Common Stock” is defined in the recitals to this Agreement.

“Class B Common Stock” means shares of Class B stock, par value $0.0001 per share, of PubCo.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Corporation” means PubCo and any company that is a member of any consolidated Tax Return of which PubCo is a member, where appropriate.

“Covered Person” is defined in Section 7.15 of this Agreement.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the Agreed Rate.

“Early Termination Reference Date” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange” is defined in the recitals to this Agreement.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the sum of (i) (A) the liability for U.S. federal income taxes of the Corporation plus (B) without duplication, the portion of any liability for U.S. federal income taxes imposed directly on the LLC (and the LLC’s applicable subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporation under Section 704 of the Code, in each case using the same methods, elections, conventions and similar practices used on the relevant IRS Form 1120 (or any successor form) or, if applicable, determined in accordance with a Determination, and (ii) the product of the U.S. federal Taxable income for such Taxable Year reported on the Corporation’s IRS Form 1120 (or any successor form) (or, if applicable, determined in accordance with a Determination) and the Assumed State and Local Tax Rate, but, in the determination of the liability in clauses (i) and (ii), above, (a) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Corporation’s share of the Non-Adjusted Tax Basis as reflected on the Attribute Schedule, including amendments thereto for the Taxable Year, (b) excluding the effect of any and all Blocker Attributes for the Taxable Year and (c) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, (i) the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item attributable to Imputed Interest, Blocker Attributes or a Basis Adjustment (or portions thereof); and (ii) the calculation of the Hypothetical Tax Liability shall take into account the federal benefit received by the Corporation with respect to state and local jurisdiction income Taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income Taxes).

“Imputed Interest” is defined in Section 3.1(b)(v) of this Agreement.

“IPO” means the initial public offering of Class A Common Stock by PubCo (including any greenshoe related to such initial public offering).

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a) of this Agreement.

“Krantz” means Jason Krantz, DH Holdings, LLC and their Permitted Transferees.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market or such other commercially available source providing quotations of such rates as may be designated by PubCo from time to time), or the rate which is quoted by another source selected by PubCo as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period; provided, that at no time shall LIBOR be less than 0%. If PubCo has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then PubCo shall (as determined by PubCo to be consistent with any secured Senior Obligations and market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of PubCo and the LLC, as may be necessary or appropriate, in the reasonable judgment of PubCo, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided, that in each case, to the extent such market practice is not administratively feasible for PubCo, such Replacement Rate shall be applied as otherwise reasonably determined by PubCo.

“LLC” is defined in the preamble to this Agreement.

“LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Group” means (i) the LLC, (ii) any direct or indirect Subsidiary (owned through a chain of pass-through entities) of the LLC that is treated as a partnership for U.S. federal income tax purposes and (iii) any direct or indirect Subsidiary (owned through a chain of pass-through entities) of the LLC that is treated as a disregarded entity for U.S. federal income tax purposes.

“Management TRA Holders” means the TRA Holders other than the Advent Funds, 22C Funds, and Spectrum Funds.

“Management TRA Representative” means Jason Krantz or such other person designated by Krantz as long as he holds an interest in the LLC or is entitled to payments under this Agreement and thereafter, that TRA Holder or committee of TRA Holders determined from time to time by a plurality vote of the Management TRA Holders ratably in accordance with their right to receive Early Termination Payments hereunder as if all TRA Holders had fully Exchanged their Units for Class A Common Stock and PubCo had exercised its right of early termination on the date of the most recent Exchange.

“Market Value” means the closing price of the Class A Common Stock on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Common Stock on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported. by the Wall Street Journal; provided, further, that if the Class A Common Stock is not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Common Stock, or the fair market value of the other property delivered for Class A Common Stock, as determined by the Board in good faith. Notwithstanding anything to the contrary in the above sentence, to the extent property is exchanged for cash in a transaction, the Market Value shall be determined by reference to the amount of cash transferred in such transaction.

“Net Tax Benefit” is defined in Section 3.1(b)(i) of this Agreement.

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the adjusted tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.4(a)(i) of this Agreement.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Permitted Transfer” means the transfer of Units by a holder of Units to any transferee as permitted by the LLC Agreement.

“Permitted Transferee” means a holder of Units pursuant to a Permitted Transfer.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a TRA Holder) in respect of one or more Units (i) that occurs prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“PubCo” is defined in the preamble to this Agreement.

“Realized Tax Benefit” is defined in Section 3.1(b)(iii) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.1(b)(iv) of this Agreement.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.4(a) of this Agreement.

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset of any member of the LLC Group or any of their respective successors or assigns, at the time of the Reorganization Transactions or an Exchange, as applicable. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Reorganization Transactions” is defined in the recitals to this Agreement.

“S-1” means the Form S-1 publicly filed by Definitive Healthcare Corp. on August 20, 2021, and any amendments thereof.

“Schedule” means any of the following: (i) an Attribute Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Section 734(b) Exchange” means any Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Spectrum Fund” means, individually or collectively, any investment fund, co-investment vehicles and/or similar vehicles or accounts, in each case managed by an Affiliate of Spectrum Equity Management, L.P., or any of their respective successors.

“Spectrum TRA Holder” means any Spectrum Fund that is a TRA Holder.

“Spectrum TRA Representative” means Spectrum Equity Management, L.P., or such other Person designated by the Spectrum TRA Holders.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of PubCo that is treated as a corporation for U.S. federal income tax purposes.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Tax Attributes” means the (i) Blocker Attributes, (ii) Basis Adjustments and (iii) Imputed Interest; provided that it is intended that the provisions of this Agreement will not result in duplication among the respective Tax Attributes, and the definitions of each such Tax Attribute shall be consistently interpreted and applied in accordance with that intent. For the avoidance of doubt, Tax Attributes shall include any net operating loss carryforwards or similar attributes that are attributable to the Tax items described in clauses (i) through (iii) of the preceding sentence.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi- governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to Tax matters.

“Termination Objection Notice” is defined in Section 4.2 of this Agreement.

“TRA Holders” is defined in the preamble to this Agreement.

“TRA Holder Representative” means:

(a) with respect to each 22C Fund, the 22C TRA Representative;

(b) with respect to each Advent Fund, the Advent TRA Representative;

(c) with respect to each Spectrum Fund, the Spectrum TRA Representative; and

(d) with respect to all other TRA Holders, the Management TRA Representative. “Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“Units” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that in each Taxable Year ending on or after such Early Termination Effective Date:

(1) the Corporation will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (4) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(2) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, and the Assumed State and Local Tax Rate will be calculated based on such rates and the apportionment factor applicable for the Taxable Year that includes the Early Termination Effective Date, in each case, except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law;

(3) all taxable income of the Corporation will be subject to the maximum applicable U.S. federal income tax rates throughout the relevant period;

(4) any Blocker Attributes described in clause (i) of the definition thereof, and any loss carryovers generated by deductions arising from any Tax Attributes or Imputed Interest that are available as of the date of such Early Termination Effective Date will be used by the Corporation on a pro rata basis from the date of such Early Termination Effective Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Effective Date; provided, that any such loss carryovers or Blocker Attributes whose use by the Corporation would be limited by the Code (e.g., under Section 382 or 383 of the Code) or Treasury Regulations (other than any limitation resulting from a Change in Control) shall not be treated as used by the Corporation earlier than would be permitted thereunder;

(5) any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Basis Adjustment (or, if such Basis Adjustment occurred more than fifteen years before the Early Termination Effective Date, the Early Termination Effective Date), and (ii) in the case of any Blocker Attributes described in clause (ii) of the definition thereof, the fifteenth anniversary of the IPO Date (or, if the IPO Date is more than fifteen years before the Early Termination Effective Date, the Early Termination Effective Date; provided that in the event of a Change of Control that includes the sale of any such non-amortizable asset in the Change of Control (or the sale of all of the equity interests in a partnership or disregarded entity for U.S. federal income tax purposes that directly or indirectly owns such non- amortizable asset), such non-amortizable asset shall be deemed disposed of at the time of the sale of the relevant asset in such Change of Control (if earlier than such fifteenth anniversary);

(6) any Subsidiary Stock will be deemed never to be disposed of except if such Subsidiary Stock is directly disposed of in the Change of Control; and

(7) if, on the Early Termination Effective Date, there are Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value of the Class A Common Stock and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Effective Date; and

(8) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

Section 1.2 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to “dollars” or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Unless otherwise expressly provided herein, (a) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Article II.
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Basis Adjustments; LLC 754 Election.

(a) Basis Adjustments. The Parties acknowledge and agree that (A) the Initial Sales and each Direct Exchange shall give rise to Basis Adjustments and (B) each Redemption using Class A Common Stock contributed to the LLC by PubCo shall be treated as a direct purchase of Units by PubCo from the applicable TRA Holder pursuant to Section 707(a)(2)(B) of the Code that shall give rise to Basis Adjustments. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent that such payments are treated as deductible interest for U.S. federal income tax purposes or as other than consideration for Units for U.S. federal income tax purposes.

(b) Section 754 Election. PubCo shall cause the LLC and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code and any similar provisions of U.S. state or local tax law for each Taxable Year.

Section 2.2 Attribute Schedules. Within one hundred and twenty (120) calendar days after the due date (including extensions) of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, PubCo shall deliver to the applicable TRA Holder Representative, a schedule (the “Attribute Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Basis Adjustments with respect to the Reference Assets in respect of each applicable TRA Holder as a result of the relevant Exchanges effected in such Taxable Year or any prior Taxable Year by such TRA Holder, if any, calculated in the aggregate; (b) the period (or periods) over which the Basis Adjustments with respect to the Reference Assets in respect of such TRA Holder are amortizable and/or depreciable and (c) the amount of Blocker Attributes available to the Corporation in such Taxable Year in respect of each applicable TRA Holder and the period (or periods) over which such Blocker Attributes are usable. The Attribute Schedule shall also list any limitations on the ability of the Corporation to utilize any Tax Attributes under applicable laws (including as a result of the operation of Section 382 of the Code or Section 383 of the Code). The Attribute Schedule will become final and binding pursuant to the procedures set forth in Section 2.4(a) and may be amended pursuant to the procedures set forth in Section 2.4(b).

Section 2.3 Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within one hundred and twenty (120) calendar days after the due date (including extensions) of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment Attributable to a TRA Holder, PubCo shall provide to the applicable TRA Holder Representative a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year for such TRA Holder (a “Tax Benefit Schedule”). Each Tax

Benefit Schedule will become final and binding pursuant to the procedures set forth in Section 2.4(a), and may be amended pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles.

(i) General. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporation for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to Blocker Attributes will be treated as non-qualifying property or money received in connection with the Blocker Mergers for purposes of Section 356 of the Code, (B) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to Basis Adjustments will be treated as subsequent upward purchase price adjustments with respect to the Units exchanged in the applicable Exchange that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporation in the year of payment, (C) as a result, any additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, and (D) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.

(ii) Applicable Principles of Section 734(b) Exchanges. Notwithstanding any provisions to the contrary in this Agreement, the foregoing treatment set out in clause (B) of the final sentence of Section 2.3(b)(i) shall not be required to apply to payments hereunder to a TRA Holder in respect of a Section 734(b) Exchange by such Exchange TRA Holder.

Section 2.4 Procedures; Amendments.

(a) Procedures. Each time PubCo delivers an applicable Schedule to the TRA Holder Representatives under this Agreement, including any Amended Schedule, PubCo shall also: (x) deliver supporting schedules and work papers reasonably requested by a TRA Holder Representative that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Schedule; and (y) allow the TRA Holder Representatives and their advisors to have reasonable access to the appropriate representatives, as determined by PubCo or as reasonably requested by a TRA Holder Representative, at PubCo in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, PubCo shall ensure that any Tax Benefit Schedule that is delivered to the TRA Holder Representatives provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability of the Corporation (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty (30) calendar days from the date on which the

TRA Holder Representatives first received the applicable Schedule or amendment thereto unless any TRA Holder Representative:

(i) within thirty (30) calendar days after receiving the applicable Schedule or amendment thereto, provides PubCo with written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail the TRA Holder Representative’s material objection (an “Objection Notice”) or

(ii) provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from the TRA Holder Representatives is received by PubCo.

If PubCo and the relevant TRA Holder Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by PubCo of the Objection Notice, PubCo and the relevant TRA Holder Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by PubCo: (i) in connection with a Determination affecting such Schedule; (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the TRA Holder Representatives; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust an Attribute Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). PubCo shall provide an Amended Schedule to each TRA Holder Representative when PubCo delivers the Attribute Schedule for the following Taxable Year.

Article III.
TAX BENEFIT PAYMENTS

Section 3.1 Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Within five (5) calendar days following the date on which each Tax Benefit Schedule that is required to be delivered by PubCo to the TRA Holder Representatives pursuant to Section 2.3(a) of this Agreement becomes final in accordance with Section 2.4(a) of this Agreement, PubCo shall pay to each relevant TRA Holder the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Holder or as otherwise agreed by PubCo and such TRA Holder. For the avoidance of doubt, the TRA Holders shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by PubCo to the TRA Holders (including any portion of any Early Termination Payment). For purposes of this Agreement, and also for the avoidance of doubt, (x) no Tax Benefit Payment shall be required to be calculated or made in respect of any estimated Tax payments, including, without limitation, any estimated U.S. federal income tax payments and (y) the payments provided for pursuant to this Section 3.1(a) shall be computed separately for each TRA Holder.

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of: (i) the portion of the Net Tax Benefit that is Attributable to such TRA Holder; and (ii) the Actual Interest Amount with respect to the Net Tax Benefit described in (i).

(i) Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made under this Section 3.1 (excluding payments of Actual Interest Amounts). For the avoidance of doubt, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, no TRA Holder shall be required to return any portion of any Tax Benefit Payment previously made by PubCo to such TRA Holder.

(ii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iii) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability (and any corresponding adjustments to the Hypothetical Tax Liability) shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(iv) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability (and any corresponding adjustments to the Hypothetical Tax Liability) shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(v) Imputed Interest. The parties acknowledge that the principles of Sections 1272, 1274, or 483 of the Code, as applicable, will apply to cause a portion of any Net Tax Benefit payable by PubCo to a TRA Holder under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest as determined with respect to any Net Tax Benefit payable by PubCo to a TRA Holder shall be excluded in determining the Hypothetical Tax Liability for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vi) Actual Interest Amount. The “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year, will equal an amount equal to interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which PubCo makes a timely Tax Benefit Payment to the TRA Holder. For the avoidance of doubt, for Tax purposes, the Actual Interest Amount shall not be treated as interest, but instead, shall be treated as additional consideration in the applicable transaction, unless otherwise required by law.

(vii) PubCo and the TRA Holders hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable Tax purposes. Notwithstanding anything to the contrary in this Agreement, (i) unless the applicable Exchange TRA Holder notifies PubCo in writing otherwise (including by providing an alternative maximum), the aggregate Payments to an Exchange TRA Holder under this Agreement (other than amounts accounted for as interest under the Code) shall not exceed, with respect to any Exchange, 50% of the initial Basis Adjustment arising from such Exchange and (ii) with respect to the Reorganization Transactions, a Blocker TRA Holder may notify Pubco in writing of a maximum amount of aggregate Payments to such TRA Holder under this Agreement (other than amounts accounted for as interest under the Code) in respect thereof.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement, and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.

Section 3.3 Pro-Ration of Payments as Between the TRA Holders.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporation with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporation does not have sufficient taxable income, then the available Net Tax Benefit for the Corporation shall be allocated among the TRA Holders in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had in fact had sufficient taxable income so that there had been no such limitation.

(b) Late Payments. If for any reason PubCo is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then interest will begin to accrue at the Default Rate pursuant to Section 5.2 and PubCo and other Parties agree that (i) PubCo shall pay the Tax Benefit Payments due in respect of such Taxable Year to each TRA Holder pro rata in proportion to the amount of such Tax Benefit Payments, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Holders in respect of all prior Taxable Years have been made in full.

Section 3.4 Excess Payments. To the extent PubCo makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and (ii) PubCo will pay the amount of such TRA Holder’s foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3) in the amount it would have received if there had been no excess payment to such TRA Holder.

Article IV.
TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporation’s Early Termination Right. PubCo may terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the TRA Holders pursuant to this Agreement by paying to the TRA Holders the Early Termination Payment; provided that Early Termination Payments may be made pursuant to this Section 4.1(a) only if made simultaneously to all TRA Holders that are entitled to such a payment, and provided further, that PubCo may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon PubCo’s payment of the Early Termination Payment, PubCo shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice; and (ii) current Tax Benefit Payment due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment). If an Exchange occurs after PubCo makes all of the required Early Termination Payments, PubCo shall have no obligations under this Agreement with respect to such Exchange.

(b) Acceleration Upon Breach of Agreement. In the event that PubCo (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”) or otherwise or (2)(A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporation any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such breach, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such breach, and (3) any Tax Benefit Payment in respect of any TRA Holder due for the Taxable Year ending with or including the date of such breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by PubCo pursuant to this sentence. Notwithstanding the foregoing, in the event that PubCo breaches this Agreement, to the fullest extent permitted by applicable law, each TRA Holder shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if PubCo fails to make any Tax Benefit Payment when due to the extent that PubCo has insufficient funds to make such payment; provided, (i) PubCo has used reasonable efforts to obtain such funds and (ii) that the interest provisions of Section 5.2 shall apply to such late payment.

(c) Change of Control. In the event of a Change of Control, unless otherwise agreed in writing with the 22C TRA Representative with respect to the 22C Funds, the Advent TRA Representative with respect to the Advent Funds, the Spectrum TRA Representative with respect to the Spectrum Funds, and/or the Management TRA Representative with respect to all other TRA Holders, all obligations of PubCo hereunder with respect to the TRA Holders shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (2) any Tax Benefit Payments due and payable and that remains unpaid as of the date of the Change of Control and (3) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control (except to the extent that any amounts described in clauses (2) or (3) are included in the Early Termination Payment). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutatis mutandis.

Section 4.2 Early Termination Notice. If PubCo chooses to exercise its right of early termination under Section 4.1 above, PubCo shall deliver to the TRA Holder Representatives a notice of PubCo’s decision to exercise such right (an “Early Termination Notice”) specifying PubCo’s intention to exercise such right. Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.1(b) or (c), PubCo shall deliver a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Holder. The Early Termination Schedule shall become final and binding on each Party thirty (30) calendar days from the first date on which the TRA Holder Representatives received such Early Termination Schedule unless any TRA Holder Representative:

(i) within thirty (30) calendar days after receiving the Early Termination Schedule, provides PubCo with notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail the TRA Holder Representative’s material objection (a “Termination Objection Notice”); or

(ii) provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from the TRA Holder Representative is received by PubCo.

If PubCo and the relevant TRA Holder Representative, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) calendar days after receipt by PubCo of the Termination Objection Notice, PubCo and the relevant TRA Holder Representative shall employ the Reconciliation Procedures. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3 Payment Upon Early Termination.

(a) Timing of Payment. Within three (3) Business Days after the Early Termination Reference Date, PubCo shall pay to each TRA Holder an amount equal to the Early Termination Payment for such TRA Holder. Such Early Termination Payment shall be made by PubCo by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Holder or as otherwise agreed by PubCo and such TRA Holder.

(b) Amount of Payment. The “Early Termination Payment” payable to a TRA Holder pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date), of all Tax Benefit Payments that would be required to be paid by PubCo to such TRA Holder, beginning from the Early Termination Effective Date and assuming that the Valuation Assumptions in respect of such TRA Holder are applied. For the avoidance of doubt, an Early Termination Payment shall be made to each TRA Holder in accordance with this Agreement, regardless of whether a TRA Holder has Exchanged all of its Units as of the Early Termination Effective Date.

Article V.
SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment required to be made by PubCo to the TRA Holders under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of PubCo and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of PubCo that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders and PubCo shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that PubCo or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), PubCo shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

Section 5.2 Late Payments by PubCo. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Holders when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

Article VI.
TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s and the LLC’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the LLC, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, PubCo (i) shall notify the TRA Holder Representatives of, and keep the TRA Holder Representatives reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of the Corporation, the LLC, or any of the LLC’s Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to materially and adversely affect the rights and obligations of the TRA Holders under this Agreement, (ii) shall provide the TRA Holder Representatives with reasonable opportunity to provide information and other input to the Corporation, the LLC and their respective advisors concerning the conduct of any such portion of a Tax Proceeding, and (iii) shall not enter into any settlement with respect to any such portion of a Tax Proceeding that could have a material effect on the TRA Holders’ rights (including the right to receive payments) under this Agreement without the written consent of the TRA Holder Representatives, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Corporation and the LLC shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the LLC Agreement; provided, further, that, notwithstanding anything to the contrary contained herein, the Corporation shall prepare, file, and/or amend all Tax Returns in accordance with applicable law (including with respect to the calculation of taxable income and any calculations required to be made under this Agreement) and nothing in this Agreement shall prevent the TRA Holder Representatives from disputing such Tax matters in accordance with Section 7.9.

Section 6.2 Consistency. The Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by PubCo in any Schedule required to be provided by or on behalf of PubCo under this Agreement unless otherwise required by law. PubCo shall (and shall cause the LLC and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Holders under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each TRA Holder shall (i) furnish to PubCo in a timely manner such information, documents and other materials as PubCo may reasonably request for purposes of making any determination or computation necessary or appropriate under or with respect to this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, or estimating any future Tax Benefit Payments hereunder, (ii) make itself available to PubCo and its representatives to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter and PubCo shall reimburse any TRA Holder for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the request of any TRA Holder Representative, PubCo shall cooperate in taking any action reasonably requested by such TRA Holder Representative in connection with a TRA Holder’s tax or financial reporting and/or the consummation of any assignment or transfer of any of a TRA Holder’s rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

Article VII.
MISCELLANEOUS

Section 7.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to PubCo, to:

Definitive Healthcare Corp.
550 Cochituate Rd
Framingham, MA 01701
Telephone: (508) 720-4224
Attn: David M. Samuels
E-mail: dsamuels@definitivehc.com

with a copy (which shall not constitute notice to PubCo) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue

New York, NY 10153
Attn: Alexander D. Lynch; Barbra J. Broudy; Marilyn French Shaw
E-mail: alex.lynch@weil.com; barbra.broudy@weil.com; marilynfrench.shaw@weil.com

If to the Advent Funds:

Advent International Corporation
Prudential Tower
800 Boylston Street
Boston, MA 02110
Attn: Lauren Young; James Westra
Email: lyoung@adventinternational.com; jwestra@adventinternational.com with a copy (which shall not constitute notice to the Advent Funds) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Alexander D. Lynch; Barbra J. Broudy
E-mail: alex.lynch@weil.com; barbra.broudy@weil.com

If to the 22C Funds:

22C Capital LLC
7900 Glades Road, Suite 540
Boca Raton, FL 33434
Attn: Eric Edell
E-mail: eje@22ccapital.com

If to the Spectrum Funds:

One International Place, 35th Floor
Boston MA 02110
E-mail: Chris@spectrumequity.com; Jeff@spectrumequity.com

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral,

among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Assignments; Amendments; Successors; No Waiver.

(a) Assignment. Each TRA Holder may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, to any Person; provided such Person executes and delivers a Joinder agreeing to succeed to the applicable portion of such TRA Holder’s interest in this Agreement and to become a Party for all purposes of this Agreement, except as otherwise provided in such Joinder (the “Joinder Requirement”).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by each of PubCo, and by the TRA Holders who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Holders hereunder if PubCo had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Holders would be entitled to receive under this Agreement unless such amendment is consented in writing by such TRA Holders disproportionately affected who would be entitled to receive at least two- thirds of the total amount of the Early Termination Payments payable to all TRA Holders disproportionately affected hereunder if PubCo had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange). No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c) Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. PubCo shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of PubCo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PubCo would be required to perform if no such succession had taken place.

(d) Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each party hereby irrevocably submits to the jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto further agrees that service of any process, summons, notice or document by United States certified or registered mail (in each such case, prepaid return receipt requested) to such party’s respective address set forth in the Company’s books and records or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each party hereby waives, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in the United States District Court for the State of Delaware and the state courts located in the State of Delaware and the parties agree not to plead or claim the same.

(b) Waiver of Jury Trial. Because disputes arising in connection with complex transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, each party to this agreement (including the Company) hereby waives all rights to trial by jury in any action or proceeding brought to resolve any dispute between or among any of the parties hereto, whether arising in contract, tort, or otherwise, arising out of, connected with, related or incidental to this agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder.

Section 7.9 Reconciliation. In the event that PubCo and any TRA Holder Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.4 and 4.2,

within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless PubCo and such TRA Holder Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with PubCo or such TRA Holder Representative or other actual or potential conflict of interest. If the Parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Attribute Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by PubCo except as provided in the next sentence. PubCo and the TRA Holder Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Holder Representative’s position, in which case PubCo shall reimburse the TRA Holder Representative for any reasonable and documented out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporation’s position, in which case the TRA Holder Representative shall reimburse PubCo for any reasonable and documented out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and the TRA Holders and may be entered and enforced in any court having competent jurisdiction.

Section 7.10 Withholding. PubCo and its affiliates and representatives shall be entitled to deduct and withhold from any payment that is payable to any TRA Holder pursuant to or with respect to this Agreement such amounts as PubCo is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. state, local or foreign Tax law; provided that, prior to deducting or withholding any such amounts, PubCo shall notify the applicable TRA Holder Representative and shall consult in good faith with such TRA Holder Representative regarding the basis for such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by PubCo to the relevant TRA Holder. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Holder shall promptly provide PubCo, the LLC or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested by PubCo in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign Tax law.

Section 7.11 Admission of PubCo into a Consolidated Group; Transfers of Corporate Assets.

(a) If PubCo is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporation (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for U.S. federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then PubCo shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes. If the LLC transfers (or is deemed to transfer for U.S. federal income tax purposes) any Reference Asset to a transferee that is treated as a corporation for U.S. federal income tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then for purposes of calculating payments under this Agreement, the LLC shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by the LLC in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus, to the extent applicable, the amount of any debt that would increase the transferor’s “amount realized” for U.S. federal income tax purposes in connection with such transfer, in the case of a transfer of an encumbered asset (including an interest in an entity classified for U.S. federal income tax purposes as a partnership which has debt outstanding). If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporation deconsolidates from the group), then PubCo shall cause such member (or the parent of the consolidated group in a case where the Corporation deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.

(c) If the Corporation (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for U.S. federal income tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, the LLC shall be treated as having disposed of the portion of any Reference Asset that is indirectly transferred by the Corporation (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction in which all income, gain or loss is allocated to the Corporation. The consideration deemed to be received by the LLC shall be equal to the fair market value of the deemed transferred asset, plus, to the extent applicable, the amount of debt that would increase the transferor’s “amount realized” for U.S. federal income tax purposes in connection with such transfer, in the case of a transfer of an encumbered asset (including an interest in an entity classified for U.S. federal income tax purposes as a partnership which has debt outstanding).

Section 7.12 Confidentiality. Subject to the last sentence of Section 6.3, each TRA Holder and its assignees acknowledges and agrees that the information of PubCo and its Affiliates is confidential and, except in the course of, and to the extent reasonably required in connection with, performing any duties as necessary for PubCo and its Affiliates or as required by law or legal process (in which case, the TRA Holder shall provide prompt written notice of such requirement to PubCo) or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters or confidential information, acquired pursuant to this Agreement, of PubCo and its Affiliates and successors, whether learned by any TRA Holder heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by PubCo or any of its Affiliates, becomes public knowledge (except as a result of an act of any TRA Holder in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Holder to prosecute or defend claims arising under or relating to this Agreement, and (iii) the disclosure of information to the extent necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, each TRA Holder and each of their assignees (and each employee, representative or other agent of the TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of PubCo, the LLC and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Holder relating to such Tax treatment and Tax structure. If a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, PubCo shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to PubCo or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder (or direct or indirect equity holders in such TRA Holder) in connection with any Exchange to be treated as ordinary income

(other than with respect to so called hot assets, as described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse Tax consequences to such TRA Holder or any direct or indirect owner of such TRA Holder, then at the written election of such TRA Holder in its sole discretion (in an instrument signed by such TRA Holder and delivered to PubCo) and to the extent specified therein by such TRA Holder, (i) this Agreement shall cease to have further effect with respect to such TRA Holder, (ii) shall not apply to an Exchange with respect to such TRA Holder occurring after a date specified by such TRA Holder, or (iii) may be amended by the Parties in a manner reasonably determined by such TRA Holder and PubCo as it relates to such TRA Holder, provided that such amendment shall not result in an increase in or acceleration of any payments owed by PubCo under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 Independent Nature of Rights and Obligations. The rights and obligations of each TRA Holder hereunder are several and not joint with the rights and obligations of any other Person. A TRA Holder shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Holder have the right to enforce the rights or obligations of any other Person hereunder (other than PubCo). The obligations of a TRA Holder hereunder are solely for the benefit of, and shall be enforceable solely by, PubCo. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Holder pursuant hereto or thereto, shall be deemed to constitute the TRA Holders acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and PubCo acknowledges that the TRA Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

Section 7.15 TRA Holder Representative. By executing this Agreement, each of the TRA Holders shall be deemed to have irrevocably constituted their respective TRA Holder Representative as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Holders which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent specifically provided in this Agreement receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the respective TRA Holder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any of the instruments to be delivered to PubCo pursuant to this Agreement; (vi) taking actions the TRA Holder Representatives are expressly authorized to take pursuant to the other provisions of this Agreement; (vii) negotiating and compromising, on behalf of such TRA Holders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Holders, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Holders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. A TRA Holder Representative may resign upon thirty (30) days’ written notice to PubCo. All reasonable, documented out-of-pocket costs and expenses incurred by a TRA Holder Representative in its capacity as such shall be promptly reimbursed by PubCo upon invoice and reasonable support therefor by such TRA Holder Representative. To the fullest extent permitted by law, none of the TRA Holder Representatives, any of their Affiliates, or any of the TRA Holder Representatives’ or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Holder, the LLC or PubCo for damages arising from any action taken or omitted to be taken by such TRA Holder Representative or any other Person with respect to the LLC or PubCo, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the LLC or PubCo or in furtherance of the interests of the LLC or PubCo in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided, that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to the LLC, PubCo or the TRA Holders for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

Signature Page Follows This Page

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

PubCo:
DEFINITIVE HEALTHCARE CORP.

By:	/s/ Jason Krantz
Name:	Jason Krantz
Title:	President and Chief Executive Officer

THE LLC:
AIDH TOPCO, LLC

By:	/s/ Jason Krantz
Name:	Jason Krantz
Title:	President and Chief Executive Officer

[Signature Page to Tax Receivable Agreement]

TRA HOLDERS:
/s/ Jason Krantz
Jason Krantz

[Signature Page to Tax Receivable Agreement]

Signed and delivered on behalf of each of the following persons on an individual basis:

Allastair Meffen
Alys Reynder Scott
Andrew Nelson
Catherine Wright
Dave Courville
Dave Peisach
David Kronfeld
David Thornton
Jason Mitchell
John Macek
Julie Moore
Kevin P. Shone
Kurt Anderson
Mark Haddad Echelon 2017, LP
Patrick Roberts
Robert Gleavy
Stefan Evers
Todd Bellemare
Tom Spencer
Anderson Lavor
Bauerle Lars
Björn Carlsson
Brian Harper
Chris Marcogliese
Christopher Brooks
Elizabeth McCann
Erin Moxley
Evan Cox
Gregg Vincent
Guy Bowman
Henrik Alburg
Jake Christman
Janet Carlisle
Jason Reynolds
Jordan McAdams
Justin Steinman
Keegan Hellweg
Ken Cote
Laine Lovell
Maggie Fortune
Marc Delaronde
Marissa Peoples

[Signature Page to Tax Receivable Agreement]

Mark Schroeder
Matthew Martocci
Michelle Liro
Naveen Hariprasad
Nils-Johan Hult
Oskar Thornblad
Paul Bolick
Paula
Randy Wambold
Robert Groebel
Robin Priddis
Ryan Sowers
Scott Oberlink
Steve Aubertin
Steve Carr
Thomas Baker
Thomas Cribben
Tina Christopher
Tom Jordan
Tom Middleton
Tom Penque
Jill Larsen
Digital HR LLC
Robert W. Musslewhite
Robert Musslewhite 2014 Family Trust
Kate Shamsuddin
Joseph Mirisola
David Samuels
Richard Booth
Samuel Allen Hamood Trust U/A 8/27/2010
Michael Liu
MHDH USA Inc.
Paula Sjövall Boultbee
Joseph F Donahue
Joseph H Donahue
Christopher
Keep Enterprises LLC
Lars Bauerle
Andrew H. Palmer

acting by each of their lawfully appointed attorney

/s/ Jason Krantz
Jason Krantz

[Signature Page to Tax Receivable Agreement]

ADVENT INTERNATIONAL GPE IX LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-B LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-C LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-F LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-G LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-H LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE IX-I LIMITED PARTNERSHIP

By:	GPE IX GP Limited Partnership, its General Partner
By:	Advent International GPE IX, LLC, its General Partner
By:	Advent International Corporation, its Manager

By:	/s/ James Westra
	Name:	James Westra
	Title:	Chief Legal Officer, General Counsel,
and Managing Partner

ADVENT PARTNERS GPE IX LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX-A LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX-A CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX-B CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS GPE IX CAYMAN LIMITED PARTNERSHIP

By:	AP GPE IX GP Limited Partnership, its General Partner
By:	Advent International GPE IX, LLC, its General Partner
By:	Advent International Corporation, its Manager

By:	/s/ James Westra
	Name:	James Westra
	Title:	Chief Legal Officer, General Counsel,
and Managing Partner

[Signature Page to Tax Receivable Agreement]

ADVENT INTERNATIONAL GPE IX-A SCSP
ADVENT INTERNATIONAL GPE IX-D SCSP
ADVENT INTERNATIONAL GPE IX-E SCSP
ADVENT PARTNERS GPE IX STRATEGIC INVESTORS SCSP

By:	GPE IX GP S.à r.l., its General Partner
By:	Advent International GPE IX, LLC, its	/s/ Justin Nuccio
	General Partner	Justin Nuccio, Manager
By:	Advent International Corporation, its Manager

By:	/s/ James Westra
	Name:	James Westra
	Title:	Chief Legal Officer, General Counsel,
and Managing Partner

ADVENT GLOBAL TECHNOLOGY LIMITED PARTNERSHIP
ADVENT GLOBAL TECHNOLOGY-B LIMITED PARTNERSHIP
ADVENT GLOBAL TECHNOLOGY-C LIMITED PARTNERSHIP
ADVENT GLOBAL TECHNOLOGY-D LIMITED PARTNERSHIP

By:	Advent Global Technology GP Limited Partnership, its General Partner
By:	Advent Global Technology LLC, its General Partner
By:	Advent International Corporation, its Manager

By:	/s/ James Westra
	Name:	James Westra
	Title:	Chief Legal Officer, General Counsel,
and Managing Partner

[Signature Page to Tax Receivable Agreement]

ADVENT GLOBAL TECHNOLOGY-A SCSP

By:	Advent Global Technology GP S.à r.l., its General Partner
By:	Advent Global Technology LLC, its	/s/ Justin Nuccio
	General Partner	Justin Nuccio, Manager
By:	Advent International Corporation, its Manager

By:	/s/ James Westra
	Name:	James Westra
	Title:	Chief Legal Officer, General Counsel,
and Managing Partner

ADVENT PARTNERS AGT CAYMAN LIMITED PARTNERSHIP
ADVENT PARTNERS AGT LIMITED PARTNERSHIP
ADVENT PARTNERS AGT-A LIMITED PARTNERSHIP
ADVENT GLOBAL TECHNOLOGY STRATEGIC INVESTORS LIMITED PARTNERSHIP

By:	AP AGT GP Limited Partnership, its General Partner
By:	Advent Global Technology LLC, its General Partner
By:	Advent International Corporation, its Manager

By:	/s/ James Westra
	Name:	James Westra
	Title:	Chief Legal Officer, General Counsel,
and Managing Partner

SUNLEY HOUSE CAPITAL MASTER LIMITED PARTNERSHIP

By:	Sunley House Capital GP LP, its General Partner
By:	Sunley House Capital GP LLC, its General Partner

By:	/s/ James Westra
	Name:	James Westra
	Title:	Authorized Signatory

[Signature Page to Tax Receivable Agreement]

SE VII DHC AIV, L.P.

By:	Spectrum Equity Associates VII, L.P., its General Partner
By:	SEA VII Management, LLC, its General Partner

By:	/s/ Christopher Mitchell
Name:	Christopher Mitchell
Title:	Managing Director

SPECTRUM VII INVESTMENT MANAGERS' FUND, L.P.

By:	SEA VII Management, LLC, its General Partner

By:	/s/ Christopher Mitchell
Name:	Christopher Mitchell
Title:	Managing Director

SPECTRUM VII CO-INVESTMENT FUND, L.P.

By:	SEA VII Management, LLC, its General Partner

By:	/s/ Christopher Mitchell
Name:	Christopher Mitchell
Title:	Managing Director

[Signature Page to Tax Receivable Agreement]

22C CAPITAL I-A, L.P.

By:	22C Capital GP I, L.L.C., its General Partner
By:	22C Capital GP I MM LLC, its Managing Member

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

22C CAPITAL I, L.P.

By:	22C Capital GP I, L.L.C., its General Partner
By:	22C Capital GP I MM LLC, its Managing Member

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

[Signature Page to Tax Receivable Agreement]

22C CAPITAL I-A, L.P.

By:	22C Capital GP I, L.L.C., its General Partner
By:	22C Capital GP I MM LLC, its Managing Member

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

[Signature Page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of , 20 (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of September 14, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among Definitive Healthcare Corp., a Delaware corporation (“PubCo”), AIDH TopCo, LLC, a Delaware limited liability company (the “LLC”), each of the TRA Holders from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1. Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to PubCo, the undersigned hereby is and hereafter will be a TRA Holder under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a TRA Holder thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

2. Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3. Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name] [Address]

[City, State, Zip Code] Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above: DEFINITIVE HEALTHCARE CORP.

By:
Name:
Title: